Filed Pursuant to Rule 424(b)(3)
Registration No. 333-267422

Prospectus Supplement

(To Prospectus dated September 27, 2022)

DOUBLEDOWN INTERACTIVE CO., LTD.

4,347,827 American Depositary Shares

Representing 217,391.35 Common Shares

This is a public offering of 4,347,827 American Depositary Shares (“ADSs”), representing 217,391.35 common shares of DoubleDown Interactive Co., Ltd., par value KRW 10,000 per share (the “Common Shares”). STIC Special Situation Diamond Limited (the “Selling Shareholder”) is offering all ADSs offered hereby. In addition, the Selling Shareholder has granted the underwriters an option to purchase up to an additional 652,173 ADSs, representing 32,608.65 Common Shares, for 30 days after the date of this prospectus supplement.

ADSs representing the Common Shares are listed for trading on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “DDI.” On June 11, 2025, the last reported sale price of such ADSs on Nasdaq was $10.68 per ADS.

We will not receive any of the proceeds from the sale of the ADSs representing the Common Shares by the Selling Shareholder.

Investing in our securities involves risks. See “Risk Factors” on page S-13 of this prospectus supplement and any other risk factors contained in the accompanying prospectus and in the documents incorporated by reference herein and therein. You should carefully consider these Risk Factors before investing in any of our securities.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$8.500	$36,956,529.50
Underwriting discount	$0.425	$1,847,826.48
Proceeds, before expenses, to the Selling Shareholder	$8.075	$35,108,703.03

References to “underwriters” in this prospectus supplement refer to each underwriter named in the “Underwriting” section of this prospectus supplement.

Roth Capital Partners	Texas Capital Securities

The date of this prospectus supplement is June 12, 2025

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of three parts. The first part is this prospectus supplement, which contains specific information about the Selling Shareholder and the terms on which the Selling Shareholder is offering and selling the ADSs. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering of ADSs. The third part are the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC using the SEC’s shelf registration rules. Generally, the term “prospectus” refers to the prospectus supplement and the accompanying prospectus together. You should read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference herein and therein.

To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document.

In this prospectus supplement, including documents incorporated by reference herein, unless otherwise indicated, all dollar amounts and references to “dollar,” “USD,” “US$” or “$” refer to the legal currency of the United States. Currency amounts in this prospectus supplement are stated in U.S. dollars, unless otherwise indicated. Our reporting currency is the U.S. dollar, and our functional currencies are the Korean Won, or KRW or “(Won)” and the Euro (“EUR” or “€”). This prospectus supplement and the documents incorporated by reference contain translations of certain Korean Won and Euro amounts into U.S. dollars solely for your convenience.

In this prospectus supplement, including documents incorporated by reference herein, unless the context otherwise requires, (a) references to “we”, “us”, “our” or similar terms, as well as references to “DoubleDown”, “DDI” or the “Company”, refer to DoubleDown Interactive Co., Ltd., a corporation with limited liability organized under the laws of the Republic of Korea (“Korea”), either alone or together with our subsidiaries, and (b) references to “DoubleU Games” or “DUG” refer to DoubleU Games Co., Ltd., a Korean company and our controlling shareholder.

Use of Market and Industry Data

This prospectus supplement may include or incorporate by reference market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Our management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to or incorporated by reference in this prospectus supplement are reliable, neither we nor our management have independently verified any of the data from such sources referred to or incorporated by reference in this prospectus supplement or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in or incorporated by reference in this prospectus supplement to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Trademarks

The names and marks, DoubleDown Casino, DoubleDown Classic, DoubleDown Fort Knox, and other trademarks, trade names and service marks of our Company appearing in this prospectus supplement and the documents incorporated by reference are the property of our Company. This prospectus supplement and the documents incorporated by reference may also contain additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus supplement and the documents incorporated by reference may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Notice to Investors

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, any accompanying prospectus and any issuer free writing prospectus. Neither we, the Selling Shareholder nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement or in any accompanying prospectus or issuer free writing prospectus prepared by or on behalf of us or to which we have referred you. If any person provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus supplement, any accompanying prospectus, any documents incorporated by reference herein or therein, and in any issuer free writing prospectus, is accurate only as of the date on its respective cover, even though this prospectus supplement may be delivered or securities may be sold under this prospectus supplement on a later date. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

For investors outside of the United States

We have not done anything that would permit possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, the distribution of this prospectus supplement outside of the United States.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished”, unless otherwise specified below):

•	our annual report on Form 20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 21, 2025;

•

our reports on Form 6-K filed with the SEC on February 11, 2025, March 4, 2025, March  27, 2025, and May 13, 2025, as amended by the Amendment No. 1 on Form 6-K/A filed with the SEC on May 23, 2025; and

•

the description of our Common Shares contained in our registration statement on Form 8-A filed with the SEC on June 25, 2020, including any amendments or reports filed for the purpose of updating such description.

In addition, any other reports on Form 6-K that we subsequently submit to the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus supplement forms a part, prior to the termination of an offering made pursuant to this prospectus supplement, but excluding any information furnished to, rather than filed with, the SEC will also be incorporated by reference into this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) and deemed to be part of this registration statement from the date of the filing of such documents.

Our annual report on Form  20-F for the fiscal year ended December 31, 2024 filed with the SEC on April 21, 2025 and incorporated herein by reference contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements were prepared in accordance with International Financial Reporting Standards (“IFRS”). We also incorporate by reference any future annual reports on Form 20-F we may file with the SEC under the Exchange Act after the date of this prospectus supplement and prior to the termination of any offering contemplated in this prospectus supplement.

Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

DoubleDown Interactive, LLC

605 5th Avenue, Suite 300

Seattle, Washington 98104

+1-206-408-1545

Attention: Investor Relations

We are subject to the information requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and disclosure furnished under cover of Form 6-K. The SEC maintains a website (www.sec.gov)

that contains reports and other information regarding issuers, such as us, that file electronically with the SEC. We also maintain a website at https://doubledowninteractive.com, from which you can access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or accessible through, our website is not a part of this prospectus supplement. Our website content is made available for informational purposes only and should not be relied upon for investment purposes.

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement. We have not authorized anyone to provide you with different information. Neither we nor the Selling Shareholder nor any underwriter is making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus supplement by reference is accurate as of any date other than the date of the document containing the information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement and the accompanying prospectus, including documents incorporated by reference herein and therein, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “projection,” “should,” “strategy,” “will,” or similar expressions. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements. Forward-looking statements in this prospectus supplement and the documents incorporated by reference herein include, but are not limited to, statements relating to:

•	our ability to attract and retain players;

•	our expectations regarding the growth rates of our active users, payer conversion rate and revenue per daily active user;

•	our reliance on third-party platforms;

•	our ability to continue to launch and enhance games that attract and retain a significant number of paying players;

•	our reliance on a small percentage of our players for nearly all of our revenue;

•	our ability to adapt to, and offer games that keep pace with, changing technology and evolving industry standards;

•	competition;

•

our ability to use the intellectual property rights of our controlling shareholder, DoubleU Games, and other third parties, including the third-party intellectual property rights licensed to us by International Game Technology PLC (“IGT”);

•	protection of our proprietary information and intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;

•	security and integrity of our games and systems;

•	security breaches, cyber-attacks or other privacy or data security incidents, challenges or disruptions;

•	reliance on or failures in information technology and other systems;

•

the impact of legal and regulatory restrictions on our business, including significant opposition in some jurisdictions to interactive social gaming, including social casino gaming, and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;

•

laws and government regulations, both foreign and domestic, and to data privacy and security, including with respect to the collection, storage, use, transmission, sharing and protection of personal information and other consumer data, and those laws and regulations that affect companies conducting business on the internet, including ours;

•

the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;

•	our ability to complete acquisitions and integrate businesses successfully;

•	our ability to pursue and execute new business initiatives;

•	U.S. and international economic and industry conditions; and

•	potential regulatory changes in the U.S. imposed by the new administration.

Should one or more of these risks or uncertainties or a risk that is not currently known to us materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those expressed or implied herein. These forward-looking statements are made as of the date of this prospectus supplement or, in the case of documents incorporated by reference in this prospectus supplement or the accompanying prospectus, as of the date of such documents, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward-looking statements are not guarantees of future performance and investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

PROSPECTUS SUMMARY

The information below is a summary of the more detailed information included elsewhere in or incorporated by reference in this prospectus supplement. You should read carefully the following summary in conjunction with the more detailed information contained in this prospectus supplement, including the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in our Form 20-F, which is incorporated by reference in this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein. This summary is not complete and does not contain all of the information you should consider before purchasing the ADSs. Unless otherwise indicated, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase additional ADSs.

The Company

We are a leading developer, publisher and operator of digital games on mobile and web-based platforms. We operate two lines of businesses: (i) social casino games; and (ii) online casino services which offer games typically available in land-based casinos such as blackjack, roulette, and slot machines (“iGaming”), each of which is described below.

Social Casino Games

We are the creators of multi-format interactive entertainment experiences for casual players. We have been an early pioneer in the social casino gaming segment of casual gaming and were among the initial publishers to launch a social casino game on the Facebook platform in 2010 with the release of DoubleDown Casino. As the market has shifted materially to mobile platforms in recent years, we have also embraced new distribution channels for our games, which have significantly expanded our overall reach and market opportunity. Our games attract players of social casino and casual games, and have been installed over 119 million times to date. During 2024, an average of 1.4 million players played our games each month.

Our market opportunity includes casual gaming globally, which includes slots, puzzle, card, match three and other similar games. IDC Worldwide estimated in 2023 that the mobile gaming market would surpass $108 billion worldwide in 2023, and H2 Gambling Capital estimated in 2022 that the total serviceable market for iGaming in 2021 was over $25 billion. Within the social casino segment of casual gaming, which includes free-to-play online slots, poker, table games, and bingo, DoubleDown Casino was ranked the fifth among the top game titles by gross revenue during 2024, according to Eilers & Krejcik, which estimated that the global social casino market was approximately $7.2 billion in 2024. As one of the leading players in social casino today, we believe we are well-positioned to combine our social casino expertise with additional game elements to deliver entertaining playing experiences for our players.

We believe that success in casual gaming requires a combination of creativity and data science to acquire, engage and retain players. We have a deep understanding of our players which allows us to hone our game development, content strategy, and live game operations. Our all-in-one approach that combines numerous pieces of content within a single game streamlines the player experience while our best-in-class gaming elements, including graphics, user interface, and meta-features, such as daily challenges and loyalty programs, keep our players engaged. Collectively, our players exhibit higher monetization compared to that of our social casino peers, which we believe reflects our successful approach. Our average revenue per daily active user (“ARPDAU”) was $1.30 during 2024.

We believe our access to content is among the broadest in the gaming industry. In addition to our internally-developed content, we also have access to content from International Gaming Technologies (“IGT”), one of the largest casino equipment suppliers in the world, and creator of well-known slot games such as Cleopatra, Wolf

Run, and Megabucks, as well as from DoubleU Games, our controlling shareholder and a leading developer and publisher of social casino games based in Korea. Since 2008, we have had access to over 2,000 slot titles through our partnerships with IGT and DUG and we have internally developed a catalogue of over 100 original slot titles. We continue to provide our players with a superior gaming experience by leveraging our three content pillars: DDI, IGT, and DUG.

iGaming

In October 2023, we acquired SuprNation, a European iGaming operator. As a result of the acquisition, we now operate three licensed iGaming platforms in select European regions where SuprNation is licensed. SuprNation offers a diverse portfolio of proprietary games developed through its in-house studio and licensed games.

SuprNation contributed a total revenue of $33.0 million for the year ended December 31, 2024, representing almost 10% of our total revenue for 2024. Going forward, we seek to grow revenue from SuprNation, primarily by expanding player engagement in those countries where SuprNation currently operates. This includes leveraging localized marketing strategies, optimizing user experience, and expanding our portfolio of games to attract and retain a broader player base.

Corporate Information

Our principal executive offices are located at 13F, Gangnam Finance Center, 152, Teheran-ro Gangnam-gu, Seoul 06236, Korea. Our main telephone number is +82-2-501-7216. Our agent for service of process in the United States is DoubleDown Interactive, LLC, 605 5th Avenue, Suite 300, Seattle, Washington 98104. Our internet website is https://doubledowninteractive.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. We have included our website address in this prospectus solely for informational purposes.

The Offering

Issuer	DoubleDown Interactive Co., Ltd.

Selling Shareholder	STIC Special Situation Diamond Limited, a limited liability entity organized under the laws of Korea, including its transferees, pledgees or donees, or its respective successors.

ADSs Offered	4,347,827 ADSs, representing 217,391.35 Common Shares (or 5,000,000 ADSs, representing 250,000 Common Shares, if the underwriters’ option to purchase additional ADSs is exercised in full).

ADSs	Each ADS represents 0.05 share of a Common Share. The ADSs may be evidenced by American depositary receipts (ADRs) issued by Citibank, N.A., as depositary. The depositary’s agent, the custodian, is the holder of the Common Shares underlying the ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement, dated as of September 2, 2021, among us, the depositary, and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Common Shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement, as amended, if you continue to hold your ADSs.

Option to Purchase Additional ADSs	The Selling Shareholder has granted the underwriters an option to purchase up to an additional 652,173 ADSs, representing 32,608.65 Common Shares. The underwriters may exercise this option for 30 days after the date of this prospectus supplement. See “Underwriting.”

Depositary	Citibank, N.A.

Custodian	Korea Securities Depository.

Use of Proceeds	All of the ADSs offered hereby are being sold by the Selling Shareholder. We will not receive any proceeds from the sale or other disposition of the ADSs representing the Common Shares offered by the Selling Shareholder pursuant to this prospectus supplement.

Lock-up	We, our directors and officers, and the Selling Shareholder have agreed with the underwriters not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, any of our securities for a period of 90 calendar days from the date of this prospectus supplement, subject to certain exceptions. See “Underwriting” for more information.

Listing	ADSs representing the Common Shares are listed for trading on Nasdaq under the symbol “DDI.”

Risk Factors	You should read the section titled “Risk Factors” beginning on page S-13 of, and the other information included and incorporated by reference in, this prospectus supplement, as well as the other risk factors included in the accompanying prospectus and incorporated by reference in this prospectus supplement, for a discussion of some of the risks and uncertainties you should carefully consider before deciding to invest in our ADSs.

Summary Financial and Operating Data

The following tables set forth, for the periods and dates indicated, our summary financial and operating data. The summary financial data as of and for each of the years ended December 31, 2024 and 2023, has been derived from our audited consolidated financial statements and accompanying notes. The summary financial data as of and for each of the three-month periods ended March 31, 2025 and 2024 has been derived from our unaudited condensed consolidated financial statements and accompanying notes. The results included in this table are not necessarily indicative of future performance. The following tables should be read in conjunction with “Operating and Financial Review and Prospects” and the audited financial statements and accompanying notes thereto included in our Annual Report on Form 20-F for the year ended December 31, 2024, and the unaudited financial statements and accompanying notes thereto included in our report on Form 6-K/A filed with the SEC on May 23, 2025, both of which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,		Three Months Ended March 31,
(in millions, except percentages)	2024	2023	2025	2024
Revenue	$341.3	$308.9	$83.5	$88.1
Total operating expenses	(204.3)	(190.3)	(53.9)	(57.0)
Profit	$124.4	$101.1	$23.8	$30.3
Adjusted EBITDA	141.9	122.1	30.8	32.7
Profit margin	36.4%	32.7%	28.6%	34.5%
Adjusted EBITDA margin	41.6%	39.5%	36.9%	37.1%
Net Cash flow from operating activities(1)	148.5	24.1	41.1	35.7

(1)	The Company paid $95.3 million in 2023 in connection with the settlement of a lawsuit.

(in millions)	As of December 31, 2024	As of March 31, 2025
Selected Balance Sheet Data:
Cash and cash equivalents	$334.9	$365.7
Short-term investments	$80.0	$90.1
Total assets	$906.2	$941.9
Total liabilities	$64.1	$74.5
Total equity	$842.0	$867.5

In addition to our results determined in accordance with International Financial Reporting Standards (“IFRS”), we believe the following non-IFRS financial measures are useful in evaluating our operating performance. We define “Adjusted EBITDA” as profit for the year adjusted for income tax expense, depreciation and amortization, finance income, finance cost, other (income) expense, and impairments and significant loss contingencies. “Adjusted EBITDA margin” is calculated by dividing Adjusted EBITDA for a period by revenue for the same period. “Profit margin” is calculated by dividing Profit for a period by revenue for the same period. We present these non-IFRS financial measures because we believe they assist investors and analysts by facilitating comparison of period-to-period operational performance on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. The items excluded from the Adjusted EBITDA may have a material impact on our financial results. Certain of those items are non-recurring, while others are non-cash in nature. Accordingly, the Adjusted EBITDA, and the other non-IFRS measures, are presented as supplemental disclosure and should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with IFRS and should be read in conjunction with the audited financial statements incorporated into this prospectus supplement.

In our reconciliation from our reported IFRS “profit before income tax” to our Adjusted EBITDA, we eliminate the impact of the following four line items: (i) depreciation and amortization; (ii) finance income; (iii) finance cost; and (iv) other (income) expense, net. The below table sets forth the full reconciliation of our non-IFRS measures:

	Year Ended December 31,		Three Months Ended March 31,
	2024	2023	2025	2024
Reconciliation of non-IFRS measures
(in millions, except percentages)
Profit	$124.4	$101.1	$23.8	$30.3
Income tax expense	38.5	30.3	8.9	8.0
Profit before income tax	162.9	131.3	32.8	38.4
Adjustments for:
Depreciation and amortization	5.2	3.5	1.1	1.6
Finance income	(29.2)	(20.6)	(4.6)	(8.0)
Finance cost	3.3	7.9	1.5	0.7
Other (income) expense, net	(0.3)	—	—	—
Adjusted EBITDA	$141.9	$122.1	$30.8	$32.7
Adjusted EBITDA Margin	41.6%	39.5%	36.9%	37.1%

	Year Ended December 31,		Three Months Ended March 31,
	2024	2023	2025	2024
Key performance indicators(1)
Average MAUs (in millions)(2)	1.4	1.7	1.2	1.5
Average DAUs (in millions)(2)	0.7	0.8	0.6	0.7
ARPDAU(2)	$1.30	$1.09	$1.29	$1.26
Average monthly revenue per payer	$283	$245	$276	$281
Payer conversion rate	6.7%	6.0%	6.9%	6.4%

(1)	Social casino/free-to-play games only
(2)	Metric defined below.

In addition to financial metrics, we use the following key performance indicators to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We define Monthly Active Users, or MAU, as the average number of players who played one of our social casino games in a particular month during the period presented. An individual who plays two different games or from two different devices may in certain circumstances, be counted twice. However, we use third-party data and registration for our loyalty program to limit the occurrence of double counting. Average MAU for a period is the average of MAUs for each month for the period presented. We define Daily Active Users, or DAU, as the average number of players who played one or more of our social casino games on each day during the period presented. As with MAU, an individual who plays two different games or from two different devices may, in certain circumstances, be counted twice. Average DAU for a period is the average of the monthly average DAUs for the period presented. Our use of third-party data and registration for our loyalty program enables us to limit the occurrence of double counting. We defined Average Revenue per daily active user, or ARPDAU, as quarterly revenue divided by quarterly average DAU. We calculate average monthly revenue per payer by dividing the average monthly revenue for the period by the average number of players who made a purchase at least once in a month. We define payer conversion rate as the percentage of MAU that made at least one purchase in a month during the same period.

RISK FACTORS

Investing in securities involves risks. Before investing in any securities offered pursuant to this prospectus supplement, you should carefully consider the risk factors and uncertainties set forth below and under the heading “Item 3.D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2024 which is incorporated in this prospectus supplement by reference, as updated by our subsequent filings under the Exchange Act. If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

You should also refer to the other information set forth or incorporated by reference in this prospectus supplement, including our most recent annual report on Form 20-F, including our consolidated financial statements and related notes. See “Incorporation of Information by Reference” and “Where You Can Find More Information.”

Certain risks related to the ownership of our Common Shares and ADSs

The price of our ADSs may be volatile or may decline regardless of our operating performance, and you may not be able to resell your ADSs at or above the public offering price. The price of our ADSs may fluctuate substantially.

ADSs were sold in our initial public offering in August 2021 at a public offering price of $18.00 per ADS, and our ADS has subsequently traded as high as $18.50 and as low as $6.95. An active, liquid and orderly market for our ADSs may not be sustained, which could depress the trading price of our ADSs. Some factors that may cause the market price of our ADSs to fluctuate, in addition to the other risks mentioned in this section of the prospectus, are:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	our failure to develop and market new games;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	competition from existing games or new games that may emerge;

•	announcements by us, our collaborators, or our competitors of significant acquisitions, strategic partnerships, joint ventures, strategic alliances, or capital commitments;

•	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

•	issuance of new or updated research or reports by securities analysts;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	ADS price and volume fluctuations attributable to inconsistent trading volume levels of our ADSs;

•	additions or departures of key personnel;

•	disputes or other developments related to proprietary rights;

•	announcement or expectation of additional equity or debt financing efforts;

•	equity sales by us, our insiders or our other shareholders; and

•	general economic and market conditions.

These and other market and industry factors may cause the market price and demand for our ADSs to fluctuate substantially, regardless of our actual operating performance, which may limit or prevent investors from readily selling their ADSs and may otherwise negatively affect the liquidity of our ADSs. In addition, the stock market has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies.

If securities or industry analysts do not publish or continue to publish research or publish inaccurate or unfavorable research about our business, the price of our ADSs and trading volume could decline.

The trading market for our ADSs depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us cease coverage or fail to publish reports on us regularly we could lose visibility in the financial markets, which in turn could cause our ADSs price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrades our ADSs or publishes inaccurate or unfavorable research about our business, our ADSs price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our ADSs could decrease, which could cause our ADSs price and trading volume to decline.

There can be no assurance that we will not be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to United States Holders of ADSs.

A non-U.S. corporation is classified as a passive foreign investment company (“PFIC”) for any taxable year in which, after applying relevant look-through rules with respect to the income and assets of its subsidiaries, either: (i) 50% or more of the value of the corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets; or (ii) at least 75% of the corporation’s gross income is passive income. For purposes of the asset test, any cash and cash equivalents (such as bank deposits) will count as passive assets, and goodwill should be treated as an active asset to the extent that it is associated with activities that produce or are intended to produce active income. “Passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

As of the date hereof, we have not made a determination as to our PFIC status for our current or preceding taxable year. Whether we are treated as a PFIC for any taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Further, because the value of our goodwill may be influenced by the market price of our ADSs (and the Common Shares represented thereby), a decrease in the market price of our ADSs could increase the relative percentage of our passive assets for this purpose. In addition, because the determination of whether a corporation will be a PFIC for any taxable year can only be made after the close of such taxable year, there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we are a PFIC for any year during which you hold Common Shares or ADSs, then U.S. investors could be subject to adverse U.S. federal income tax consequences (regardless of whether we continue to be a PFIC), including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. We do not intend to provide information necessary for U.S. investors to make qualified electing fund elections which, if available, would result in tax treatment different from (and generally less adverse than) the general tax treatment for PFICs. U.S. investors should consult their tax advisers regarding our PFIC status for any taxable year and the potential application of the PFIC rules to an investment in our Common Shares or ADSs, including the availability and the advisability of making certain elections under the PFIC rules.

USE OF PROCEEDS

All of the ADSs being offered hereby are being sold by the Selling Shareholder. We will not receive any proceeds from the sale of the ADSs representing Common Shares by the Selling Shareholder. The Selling Shareholder will receive all of the net proceeds from this offering. See “Selling Shareholder.”

SELLING SHAREHOLDER

This prospectus supplement relates to the offer and sale of 4,347,827 ADSs, representing 217,391.35 Common Shares, by the Selling Shareholder.

The following table, to our best knowledge, and based in part on information provided by or on behalf of the Selling Shareholder, sets forth information with respect to the Selling Shareholder’s beneficial ownership of the Common Shares as of the date of this prospectus supplement. The percentage of Common Shares beneficially owned is based on 2,477,672 Common Shares outstanding as of the date of this prospectus supplement.

The following table also assumes that the underwriters do not exercise any portion of their option to purchase up to an additional 652,173 ADSs, representing 32,608.65 Common Shares. See “Underwriting.”

The number of Common Shares beneficially owned by the Selling Shareholder is determined in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Common Shares over which the Selling Shareholder has sole or shared voting power or investment power as well as any shares that are exercisable or exercisable within 60 days of the date of this prospectus.

	Common Shares Beneficially Owned Prior to this Offering		Common Shares offered in this Offering		Common Shares Beneficially Owned After this Offering
Name of Selling Shareholder	Number	%	Number	%	Number	%
STIC Special Situation Diamond Limited(1)	460,633	18.6%	217,391.35	8.8%	243,241.65	9.8%

(1)

Represents all of the Common Shares directly held by the Selling Shareholder, a majority owned subsidiary of STIC Investments, Inc., a corporation incorporated under the laws of Korea. The address for each of the Selling Shareholder and STIC Investments, Inc. is 11F MSA Bldg., 12 Teheran-ro 78-gil, Gangnam-gu, Seoul 06194, Korea.

DESCRIPTION OF SHARE CAPITAL

We are authorized to issue 200,000,000 Common Shares, par value 10,000 Korean Won per Common Share. As of the date of this prospectus supplement, no preferred shares are permitted to be issued under our articles of incorporation. As of the date of this prospectus supplement, there are 2,477,672 Common Shares issued and outstanding. All of the issued and outstanding Common Shares are fully-paid and non-assessable and are in registered form. We have not issued any equity securities other than the Common Shares including, without limitation, non-voting preferred shares.

The material terms and provisions of our Common Shares are described under the heading “Description of Share Capital” starting on page 7 of the accompanying prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Citibank, N.A. is the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Korea Securities Depository, located at BIFC, 40, Munhyeongeumyung-ro, Nam-gu, Busan 48400, Korea.

We appointed Citibank, N.A. as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-239022 when retrieving such copy.

A summary description of the material terms of the ADSs and of your material rights as an owner of ADSs are included under the caption “Description of American Depositary Shares” starting on page 13 of the accompanying prospectus.

MATERIAL KOREAN INCOME TAX CONSIDERATIONS

The following description is not intended to constitute a complete summary of all tax consequences relating to the ownership or disposition of our Common Shares, including the ADSs, and does not constitute legal advice. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, including Korea, or other taxing jurisdiction.

Material Korean income tax considerations

The following is a summary of the principal Korean tax consequences to owners of the Common Shares or ADSs, as the case may be, who are non-resident individuals or non-Korean corporations without a permanent establishment in Korea to which the relevant income is attributable or with which the relevant income is effectively connected, or Non-resident Holders. The statements regarding Korean tax laws set forth below are based on the laws in force and as interpreted by the Korean taxation authorities as of the date hereof. This summary is not exhaustive of all possible tax considerations that may apply to a particular investor and potential investors are advised to satisfy themselves as to the overall tax consequences of the acquisition, ownership, and disposition of the Common Shares or ADSs, including specifically the tax consequences under Korean law, the laws of the jurisdiction of which they are resident, and any tax treaty between Korea and their country of residence, by consulting their own tax advisors.

Tax on dividends

Dividends on the Common Shares or ADSs paid (whether in cash or in shares) to a holder who is not a resident of Korea (a “Non-resident Holder”) will be subject to Korean withholding taxes at the rate of 22.0% (including local income tax) or such lower rate as is applicable under a treaty between Korea and such Non-resident Holder’s country of tax residence. Free distributions of shares representing a capitalization of certain capital surplus reserves may be subject to Korean withholding taxes.

The tax is withheld by the payer of the dividend. Excess taxes withheld may be recoverable if you subsequently produce satisfactory evidence that you were entitled to have taxes withheld at a lower rate.

Tax on capital gains

As a general rule, capital gains earned by Non-resident Holders upon transfer of the Common Shares or ADSs are subject to Korean withholding tax at the lower of (i) 11.0% (including local income tax) of the gross proceeds realized or (ii) 22.0% (including local income tax) of the net realized gains (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs), unless exempt from Korean income taxation under the effective Korean tax treaty with the Non-resident Holder’s country of tax residence.

It should be noted that capital gains earned by you (regardless of whether you have a permanent establishment in Korea) from a transfer of ADSs outside Korea will generally be exempt from Korean income taxation so long as the ADSs are deemed to have been issued overseas, provided that this exemption shall not be applicable in the case where the holder of shares prior to the issuance of ADSs holds the newly-issued ADSs (with such shares underlying such ADSs).

Inheritance tax and gift tax

Korean inheritance tax is imposed upon (i) all assets (wherever located) of the deceased if at the time of his death he was domiciled in Korea or had resided in Korea continuously for at least 183 days immediately prior to the death, and (ii) all property located in Korea which passes on death (irrespective of the domicile or residence of the deceased). Gift tax is imposed in similar circumstances to the above. The taxes are imposed if the value of the relevant property is above a certain limit and vary according to the identity of the parties involved.

Under Korean inheritance and gift tax laws, securities issued by a Korean corporation are deemed to be located in Korea irrespective of where they are physically located or by whom they are owned.

If a person dies while holding ADSs or if a person donates ADSs, it is unclear whether, for Korean inheritance and gift tax purposes, such person will be treated as the owner of the Common Shares underlying the ADSs. If the tax authority deems that ownership of ADSs is to be treated as ownership of the underlying share certificates, the holder of such ADSs may be treated as the owner of the Common Shares and such person’s heir or donee (or in certain circumstances, such person as the donor) will be subject to Korean inheritance or gift tax; provided that the value of the ADSs or the underlying Common Shares is greater than a specified amount.

At present, Korea has not entered into any tax treaty relating to inheritance or gift taxes.

Securities transaction tax

Depositary receipts, which the ADSs constitute, are included in the scope of securities the transfers of which are subject to a securities transaction tax. However, transfer of depositary receipts listed on a foreign securities exchange similar to that of Korea (e.g., Nasdaq) will not be subject to the securities transaction tax. If you transfer Common Shares, subject to certain exceptions, you will be subject to a securities transaction tax at the rate of 0.35% and will not be subject to an agriculture and fishery special surtax.

The securities transaction tax, if applicable, must be paid by the transferor of the shares or rights, in principle. When the transfer is effected through a securities settlement company, such settlement company is generally required to withhold and pay (to the tax authority) the tax, and when such transfer is made through a financial investment company with a brokerage license only, such company is required to withhold and pay the tax. Where the transfer is effected by a Non-resident Holder without a permanent establishment in Korea, other than through a securities settlement company or a financial investment company with a brokerage license, the transferee is required to withhold the securities transaction tax. Non-reporting or under-reporting of securities transaction tax will generally result in penalties equal to 20% to 60% of the non-reported tax amount or 10% to 60% of under-reported tax amount. Also, a failure to timely pay securities transaction tax will result in a penalty equal to 8.03% per annum of the due but unpaid tax amount. The penalties are imposed on the party responsible for paying the securities transaction tax or, if such tax is required to be withheld, on the party that has the obligation to withhold.

Tax treaties

Korea has entered into a number of income tax treaties with other countries, including the United States, which reduce or exempt Korean withholding tax on dividend income and capital gains on transfer of Common Shares or ADSs. For example, under the Korea-U.S. income tax treaty, reduced rates of Korean withholding tax on dividends of 16.5% or 11%, respectively (including local income surtax), depending on your shareholding ratio, and an exemption from Korean withholding tax on capital gains are available to residents of the United States that are beneficial owners of the relevant dividend income or capital gains. However, under Article 17 (Investment or Holding Companies) of the Korea-U.S. income tax treaty, such reduced rates and exemption do not apply if (i) you are a U.S. corporation, (ii) by reason of any special measures, the tax imposed on you by the United States with respect to such dividends or capital gains is substantially less than the tax generally imposed by the United States on corporate profits, and (iii) 25% or more of your capital is held of record or is otherwise determined, after consultation between competent authorities of the United States and Korea, to be owned directly or indirectly by one or more persons who are not individual residents of the United States. Also, under Article 16 (Capital Gains) of the Korea-U.S. income tax treaty, the exemption on capital gains does not apply if you are an individual, and (A) you maintain a fixed base in Korea for a period or periods aggregating 183 days or more during the taxable year and your ADSs or Common Shares giving rise to capital gains are effectively connected with such fixed base, or (B) you are present in Korea for a period or periods of 183 days or more during the taxable year. You should inquire for yourself whether you are entitled to the benefit of an income tax treaty with Korea. It is the responsibility of the party claiming the benefits of an income tax treaty in respect of dividend payments or capital gains to submit to us, the purchaser or the financial investment company, as applicable, a certificate as to his tax residence. In the absence of sufficient proof, we, the purchaser, or the financial investment company, as applicable, must withhold tax at the normal rates.

Furthermore, in order for you to claim the benefit of a tax rate reduction or tax exemption on certain Korean source income (such as dividends or capital gains) under an applicable tax treaty, Korean tax law requires you (or your agent) to submit an application (for reduced withholding tax rate, “application for entitlement to reduced tax rate,” and in the case of exemptions from withholding tax, “application for tax exemption,” along with a certificate of your tax residency issued by a competent authority of your country of tax residence, subject to certain exceptions) as the beneficial owner of such Korean source income (“BO application”). For example, a U.S. resident would be required to provide Form 6166 as a certificate of tax residency together with the application for entitlement to reduced tax rate or the application for tax exemption. However, if such tax exemption is being sought by a corporate entity for an amount that is ~~W~~1 billion or more (including where the aggregate amount exempted within one year from the last day of the month in which the payment was made is ~~W~~1 billion or more), you will be required to submit, in addition to the certificate of tax residence issued by a competent authority of your country of residence, (i) the names and addresses of all of the members of your board of directors, (ii) the identities and shareholding percentages of all of your shareholders (provided that if there are more than 100 shareholders, you may instead provide a statement showing the total number of shareholders and the aggregate investment amount from each country), and (iii) financial statements (including appendices), tax returns or audit reports for the most recent three years submitted to tax authorities of your country of residence (or, if you are an entity that has been in existence for less than three years, the aforementioned documents since your incorporation). Such application should be submitted to the withholding agent prior to the payment date of the relevant income. Subject to certain exceptions, where the relevant income is paid to an overseas investment vehicle (which is not the beneficial owner of such income) (“OIV”), a beneficial owner claiming the benefit of an applicable tax treaty with respect to such income must submit its BO application to such OIV, which must submit an OIV report and a schedule of beneficial owners (and the BO applications collected from each beneficial owner, if such beneficial owner is applying for tax exemption) to the withholding agent prior to the payment date of such income. Effective from January 1, 2022, an OIV is deemed to be a beneficial owner of the Korean source income if (i) under the applicable tax treaty, the OIV bears tax liabilities in the country in which it is established and (ii) the Korean source income is eligible for benefits under the tax treaty. The benefits under a tax treaty between Korea and the country of such OIV’s residence will apply with respect to the relevant income paid to such OIV, subject to certain application requirements as prescribed by the Corporate Income Tax Law or Individual Income Tax Law. In the case of a tax exemption application, the withholding agent is required to submit such applications (together with the applicable OIV report in the case of income paid to an OIV) to the relevant district tax office by the ninth day of the month following the date of the payment of such income.

Government review of issuances of ADSs

In order for us to issue ADSs in excess of US$50 million, we are required to submit a report to the Ministry of Economy and Finance with respect to the issuance of such ADSs prior to and after such issuance. The aggregate principal amount of any foreign currency loans borrowed, and any securities offered and issued, outside Korea during the one-year period immediately preceding the submission of such report will be counted to determine whether such US$50 million threshold has been exceeded. The Ministry of Economy and Finance may at its discretion direct us to take necessary measures to avoid exchange rate fluctuations in connection with its acceptance of the report of our issuance of the ADSs.

Under current Korean laws and regulations, in order for the depositary to accept for deposit any existing Common Shares from holders of the Common Shares, other than from us, for the purpose of issuing ADSs representing such Common Shares, the depositary would be required to obtain our prior consent if the number of Common Shares to be deposited for the purpose of issuing such ADSs exceeds that of the Common Shares already withdrawn from the ADS facility.

UNDERWRITING

We have entered into an underwriting agreement, dated the date of this prospectus supplement, with respect to the ADSs being offered. Roth Capital Partners, LLC is acting as representative of each of the underwriters named below. Subject to certain conditions, each underwriter has agreed to purchase the number of ADSs shown opposite its name in the following table. We will file the Underwriting Agreement as an exhibit to a Report of Foreign Issuer on Form 6-K, which will be incorporated by reference in this prospectus supplement.

Underwriter	Number of ADSs
Roth Capital Partners, LLC	3,260,870
TCBI Securities, Inc., doing business as Texas Capital Securities	1,086,957
Total	4,347,827

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters and the proceeds the Selling Shareholder will receive before expenses. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional ADSs. The Company will not receive any of the proceeds from the sale of the ADSs representing the Common Shares by the Selling Shareholder.

	Per ADS	Without Option	With Option
Public offering price	$8.500	$36,956,529.50	$42,500,000.00
Underwriting discount	$0.425	$1,847,826.48	$2,125,000.00
Proceeds, before expenses, to the Selling Shareholder	$8.075	$35,108,703.03	$40,375,000.00

ADSs sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any ADSs sold by the underwriters to securities dealers may be sold at a discount of up to $0.21250 per ADS from the public offering price.

The total expenses of the offering incurred by us, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be paid by the Selling Shareholder. The Selling Shareholder has agreed to reimburse the underwriters for reasonable out-of-pocket expenses, including the fees and disbursements of their counsel, up to an aggregate of $200,000 in the aggregate. The expenses of the offering, not including the underwriting discount, are estimated at approximately $404,500.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 652,173 additional ADSs at the public offering price, less the underwriting discount. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional ADSs proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right, or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the SEC a registration statement under the Securities Act relating to, any of our Common Shares, ADSs, or any securities convertible into or exercisable or exchangeable for any of our Common Shares or ADSs, or publicly disclose the intention to undertake any of the foregoing, or (ii) enter into any swap or other agreement that transfers all or a portion of the economic consequences associated with the ownership of any of our Common Shares, ADSs, or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of the Common Shares, ADSs, or such other securities, in cash or otherwise), in each case without the prior written consent of the book running manager for a period of 90 calendar days after the date of this prospectus.

The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of our Common Shares or securities convertible into or exercisable for any of our Common Shares pursuant to the conversion or exchange of convertible bonds and bonds with warrants, in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of any stock, or stock option or incentive plan adopted by us after the closing date for the benefit of our board of directors, management or employees; provided that the recipient executes and delivers to the book running manager a lock-up agreement; and (iii) the performance of our obligations under the underwriting agreement.

Our directors and officers, and the Selling Shareholder have each agreed that, without the prior written consent of the underwriters, such person or entity will not, and no direct or indirect affiliate will, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Shares, including in the form of ADSs, or any securities convertible into or exercisable or exchangeable for Common Shares or the ADSs (including without limitation, Common Shares, including in the form of ADSs, or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of the convertible bonds and bonds with warrants) (collectively with the Common Shares and the ADSs, the “Lock-Up Securities”), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any Lock-Up Securities, or file, cause to be filed or cause to be confidentially submitted any registration statement in connection therewith, under the Securities Act or (4) publicly disclose the intention to do any of the foregoing, for a period from the date hereof until 90 days after the date of this prospectus supplement. The restrictions on transfers or other dispositions by our directors and officers, and the Selling Shareholder described above do not apply with respect to certain customary limitations and exceptions.

Listing

ADSs representing the Common Shares are listed for trading on the Nasdaq under the symbol “DDI.”

Transfer Agent and Registrar

The transfer agent and registrar for the Common Shares is Korea Securities Depository having its registered office at BIFC, 40, Munhyeongeumyung-ro, Nam-gu, Busan 48400, Korea.

Price Stabilization, Short Positions and Market Making

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases.

The underwriters must cover any such naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of our ADSs made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own account, may have the effect of preventing or retarding a decline in the market price of ADSs may stabilize, maintain or otherwise affect the market price of our ADSs. As a result, the price of our ADSs may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on Nasdaq, in the over-the-counter market or otherwise.

In connection with this offering, the underwriters may engage in passive market making transactions ADSs representing our ADSs on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of our ADSs and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our ADSs to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with this offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, a prospectus supplement in electronic format may be made available on websites maintained by the underwriters. Other than the prospectus supplement in electronic format, the information on such websites is not part of this prospectus supplement.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates for which they will be entitled to receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities)

and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, each a Relevant State, no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that securities may be offered to the public in that Relevant State at any time.

A. to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

B. to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129, as amended.

Notice to Prospective Investors in the United Kingdom

No securities have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities which has been approved by the Financial Conduct Authority, except that the securities may be offered to the public in the United Kingdom at any time:

A. to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B. to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C. in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000, or the FMSA,

provided that no such offer of the securities shall require us or any representative to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Notice to Prospective Investors in Canada (Alberta, British Columbia, Manitoba, Ontario and Québec Only)

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of shares of our common stock described herein (the “Securities”). No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the Securities and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement that the issuer and the underwriters in the offering provide Canadian investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as may otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the Securities in Canada are being made on a private placement basis only and are exempt from the prospectus requirement under applicable Canadian securities laws. Any resale of Securities acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the Securities outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the Securities will be deemed to have represented to us, the Selling Shareholder and each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions or, in Ontario, as such term is defined in subsection 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the Securities and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the Securities or with respect to the eligibility of the Securities for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Personal Information

Prospective Canadian purchasers are advised that: (a) we may be required to provide personal information pertaining to the purchaser as required to be disclosed in Schedule 1 of Form 45-106F1 under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase) (“personal information”), which Form 45-106F1 may be required to be filed by us under NI 45-106, (b) such personal information may be delivered to the securities regulatory authority or regulator in accordance with NI 45-106, (c) such personal information is being collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable legislation, (d) such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction, and (e) the purchaser may contact the applicable securities regulatory authority or regulator by way of the contact information provided in Schedule 2 to Form 45-106F1. Prospective Canadian purchasers that purchase securities in this offering will be deemed to have authorized the indirect collection of the personal information by each applicable securities regulatory authority or regulator, and to have acknowledged and consented to such information being disclosed to the Canadian securities regulatory authority or regulator, and to have acknowledged that such information may become available to the public in accordance with requirements of applicable Canadian laws.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the Securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

LEGAL MATTERS

We are represented by Greenberg Traurig, LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are represented by Lowenstein Sandler LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Common Shares represented by the ADSs offered pursuant to this prospectus supplement will be passed upon for us by Kim & Chang, Seoul, Korea. Certain legal matters as to Korean law will be passed upon for the underwriters by Bae Kim & Lee LLC, Seoul, Korea.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2024 have been so incorporated in reliance on the report of Samil PricewaterhouseCoopers, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and disclosure furnished under cover of Form 6-K. The SEC maintains a website (www.sec.gov) that contains reports and other information regarding issuers, such as us, that file electronically with the SEC. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. We also maintain a website at https://doubledowninteractive.com, from which you can access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or accessible through, our website is not a part of this prospectus supplement. Our website content is made available for informational purposes only and should not be relied upon for investment purposes.

As a foreign private issuer, we are exempt under the Exchange Act from rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This prospectus supplement is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus supplement concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

PROSPECTUS

Up to 10,013,620 American Depositary shares

Representing up to 500,681 Common Shares

Offered by the Selling Shareholder

This prospectus relates to the resale from time to time of 10,013,620 American Depositary Shares (“ADSs”), representing up to 500,681 common shares of DoubleDown Interactive Co., Ltd., par value KRW10,000 per share (the “Common Shares”), by STIC Special Situation Diamond Limited (including its transferees, pledgees or donees, or its respective successors, the “Selling Shareholder”). Each ADS represents 0.05 share of a Common Share. We are registering these Common Shares represented by ADSs on behalf of the Selling Shareholder, which ADSs will be offered and sold by the Selling Shareholder from time to time.

ADSs representing the Common Shares are listed for trading on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “DDI.” On September 27, 2022, the last reported sale price of such ADSs on the Nasdaq was $8.35 per ADS.

This prospectus describes the general terms of these securities and the general manner in which they will be offered. Each time the Selling Shareholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. The prospectus supplement will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement before you invest.

We will not receive any proceeds from the sale of the ADSs representing the Common Shares offered by the Selling Shareholder pursuant to this prospectus. See “Plan of Distribution” for additional information.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF THIS PROSPECTUS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS BEFORE INVESTING IN ANY OF THESE SECURITIES OFFERED HEREIN.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2022

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. The prospectus relates to the resale of up to 10,013,620 ADSs, representing up to 500,681 Common Shares, which the Selling Shareholder may sell from time to time. We will not receive any proceeds from the sale of the ADSs representing the Common Shares by the Selling Shareholder. The Selling Shareholder will pay all expenses incurred in registering these shares, including legal and accounting fees.

This prospectus provides you with a general description of the securities the Selling Shareholder may offer. Each time the Selling Shareholder sells securities described herein, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement, together with the additional information described under the sections entitled “Incorporation of Information by Reference” and “Where You Can Find More Information.”

Neither we nor the Selling Shareholder have authorized anyone to provide you with information other than that contained in this prospectus or in any accompanying prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the Selling Shareholder take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any jurisdiction where offers or sales are not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement is accurate only as of the date on its respective cover, even though this prospectus may be delivered or securities may be sold under this prospectus on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about, and to observe any restrictions relating to, the distribution of this prospectus outside of the United States.

In this prospectus and any prospectus supplement, including documents incorporated by reference herein or therein, unless otherwise indicated, all dollar amounts and references to “dollar,” “USD,” “US$” or “$” refer to the legal currency of the United States. Currency amounts in this prospectus are stated in U.S. dollars, unless otherwise indicated. Our reporting currency is the U.S. dollar, and our functional currency is the Korean Won, or KRW or “(Won)”. This prospectus and the documents incorporated by reference contain translations of certain Korean Won amounts into U.S. dollars solely for your convenience.

In this prospectus and any prospectus supplement, including documents incorporated by reference herein or therein, unless the context otherwise requires, (a) references to “we”, “us”, “our” or similar terms, as well as references to “DoubleDown”, “DDI” or the “Company”, refer to DoubleDown Interactive Co., Ltd., a corporation with limited liability organized under the laws of Korea, either alone or together with our subsidiaries, and (b) references to “DoubleU Games” or “DUG” refer to DoubleU Games Co., Ltd., a Korean company and our controlling shareholder.

Use of Market and Industry Data

This prospectus and any prospectus supplement include or incorporate by reference market and industry data that we have obtained from third-party sources, including industry publications, as well as industry data prepared by our management on the basis of its knowledge of and experience in the industries in which we operate (including our management’s estimates and assumptions relating to such industries based on that knowledge). Our management has developed its knowledge of such industries through its experience and participation in these industries. While our management believes the third-party sources referred to or incorporated by reference in this prospectus are reliable, neither we nor our management have independently verified any of the data from such sources referred to or incorporated by reference in this prospectus or ascertained the underlying economic assumptions relied upon by such sources. Internally prepared and third-party market forecasts, in particular, are estimates only and may be inaccurate, especially over long periods of time. Furthermore, references in or incorporated by reference in this prospectus to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this prospectus.

Trademarks

The names and marks, DoubleDown Casino, DoubleDown Classic, DoubleDown Fort Knox, and other trademarks, trade names and service marks of our Company appearing in this prospectus and the documents incorporated by reference are the property of our Company. This prospectus and the documents incorporated by reference may also contain additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus and the documents incorporated by reference may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus and any applicable prospectus, and later information that we file with the SEC will automatically update and supersede this information. This prospectus and any applicable prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC (other than those documents or the portions of those documents that are “furnished”, unless otherwise specified below):

•	our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 4, 2022; and

•

Amendment No. 1 to Form 6-K containing our unaudited consolidated financial statements for the six months ended June 30, 2022 set forth on Exhibit 99.1 attached thereto furnished with the SEC on September 7, 2022.

In addition, any other reports on Form 6-K that we subsequently furnish to the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of an offering made pursuant to this prospectus, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus (if they state that they are incorporated by reference into this prospectus) and deemed to be part of this registration statement from the date of the filing of such documents.

Our annual report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on April 4, 2022 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

DoubleDown Interactive, LLC

605 5th Avenue, Suite 300

Seattle, Washington 98104

+1-206-408-1545

Attention: Investor Relations

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. Neither we nor the Selling Shareholder is making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and any applicable prospectus supplement, including documents incorporated by reference herein or therein, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Forward-looking statements are usually identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “plan,” “position,” “possible,” “potential,” “probable,” “project,” “projection,” “should,” “strategy,” “will,” or similar expressions. These statements are based upon assessments and assumptions of management in light of historical results and trends, current conditions and potential future developments that often involve judgment, estimates, assumptions and projections. Forward-looking statements reflect current views about our plans, strategies and prospects, which are based on information currently available as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Forward-looking statements are subject to risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially from these statements. Therefore, you should not place undue reliance on those statements. Forward-looking statements in this prospectus and the documents incorporated by reference herein include, but are not limited to, statements relating to:

•	the impact of the COVID-19 pandemic and any resulting social, political, economic and financial complications;

•	our ability to attract and retain players;

•	our expectations regarding the growth rates of our active users, payer conversion rate and revenue per daily active user;

•	our reliance on third-party platforms;

•	our ability to continue to launch and enhance games that attract and retain a significant number of paying players;

•	our reliance on a small percentage of our players for nearly all of our revenue;

•	our ability to adapt to, and offer games that keep pace with, changing technology and evolving industry standards;

•	competition;

•

our ability to use the intellectual property rights of our controlling shareholder, DoubleU Games, and other third parties, including the third-party intellectual property rights licensed to us by International Game Technology PLC (“IGT”);

•	protection of our proprietary information and intellectual property, inability to license third-party intellectual property and the intellectual property rights of others;

•	security and integrity of our games and systems;

•	security breaches, cyber-attacks or other privacy or data security incidents, challenges or disruptions;

•	reliance on or failures in information technology and other systems;

•

impact of legal and regulatory restrictions on our business, including significant opposition in some jurisdictions to interactive social gaming, including social casino gaming, and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations;

•	laws and government regulations, both foreign and domestic, and to data privacy and security, including with respect to the collection, storage, use, transmission, sharing and protection of personal

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information and other consumer data, and those laws and regulations that affect companies conducting business on the internet, including ours;

•

continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions;

•	our ability to complete acquisitions and integrate businesses successfully;

•	our ability to pursue and execute new business initiatives; and

•	U.S. and international economic and industry conditions.

Should one or more of these risks or uncertainties or a risk that is not currently known to us materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those expressed or implied herein. These forward-looking statements are made as of the date of this prospectus or, in the case of documents incorporated by reference in this prospectus, as of the date of such documents, and we do not intend, and do not assume any obligation, to update these forward-looking statements, except as required by law. Investors are cautioned that forward- looking statements are not guarantees of future performance and investors are cautioned not to put undue reliance on forward-looking statements due to their inherent uncertainty.

PROSPECTUS SUMMARY

Company Overview

We are a leading developer and publisher of digital games on mobile and web-based platforms. We are the creators of multi-format interactive entertainment experiences for casual players. Our flagship game, DoubleDown Casino, has been in the top 25 grossing mobile games annually on Apple App Store (iPhone) since 2015, according to App Annie.

We have been an early pioneer in the social casino gaming segment of casual gaming and were among the initial publishers to launch a social casino game on the Facebook platform in 2010 with the release of DoubleDown Casino. As the market has shifted materially to mobile platforms in recent years, we have also embraced new distribution channels for our games, which have significantly expanded our overall reach and market opportunity. Our games attract players of social casino and casual games, and have been installed over 115 million times to date. During the first half of 2022, an average of 2.3 million players played our games each month.

Our market opportunity includes casual gaming globally, which includes slots, puzzle, card, match three and other similar games. Sensor Tower estimated that the global market for mobile casual games was $22.4 billion in 2021, an increase of approximately 13% from 2020. Within the social casino segment of casual gaming, which includes free-to-play online slots, poker, table games, and bingo, DoubleDown Casino was ranked third among the top game titles by revenue during 2021, according to Eilers & Krejcik. The global social casino market was $7.6 billion in 2021 and is estimated to grow at 2.7% over the next four years to reach $8.5 billion by 2025, according to Eilers & Krejcik. As one of the leading players in social casino today, we believe we are well-positioned to combine our social casino expertise with additional game elements to deliver entertaining playing experiences for our players.

We believe that success in casual gaming requires a combination of creativity and data science to acquire, engage and retain players. We have a deep understanding of our players which allows us to hone our game development, content strategy, and live game operations. Our all-in-one approach that combines numerous pieces of content within a single game streamlines the player experience while our best-in-class gaming elements, including graphics, user interface, and meta-features, such as daily challenges and loyalty programs, keep our players engaged. Collectively, our players exhibit higher monetization compared to that of our social casino peers, which we believe reflects our successful approach. Our ARPDAU was $0.97 during 2021 and $0.96 during the six months ended June 30, 2022.

We believe our access to content is among the broadest in the gaming industry. In addition to our internally developed content, we also have access to content from IGT, one of the largest casino equipment suppliers in the world, and creator of well-known slot games such as Cleopatra, Wolf Run, and Megabucks, as well as from DoubleU Games, our controlling shareholder and a leading developer and publisher of social casino games based in Korea. Since 2008, we have had access to over 2,000 slot titles through our partnerships with IGT and DUG and we have internally developed a catalogue of over 50 original slot titles. We continue to provide our players with a superior gaming experience by leveraging our three content pillars: DDI, IGT, and DUG.

Our Employees

As of June 30, 2022, we had approximately 253 full-time employees worldwide, of whom approximately 168 are based in our Seoul facility and 85 are based in our Seattle facility. We have 200 employees dedicated to technology and content development, 36 in marketing, and 17 in general administration. We do not have any part-time employees nor do we have any unions or collective bargaining agreements with any of our employees.

Recent Developments

Financial Results for Six Months Ended June 30, 2022

Our revenue was $166.1 million for the six months ended June 30, 2022, down from $189.9 million for the six months ended June 30, 2021. Our net income / (loss) was $(15.6) million for the six months ended June 30, 2022, down from $37.8 million for the six months ended June 30, 2021. The decrease in net income was primarily due to an increase in operating expenses in the second quarter of 2022, as we recorded an accrual of $71.5 million reflecting an increase in the low end of the reasonably possible range of loss of $75 million to $201.5 million associated with the Benson case. See “Item 3.D. Risk Factors—Risks Related to Our Business and Industry—Depending on their outcomes, certain legal proceedings can materially adversely affect our business and our results of operations, cash flows, and financial condition” of our annual report on Form 20-F filed with the SEC on April 4, 2022, which is incorporated herein by reference, and “—Benson Class Action Updates” below. Our Adjusted EBITDA was $53.4 million for the six months ended June 30, 2022, down from $64.2 million for the six months ended June 30, 2021, with an Adjusted EBITDA margin of 32.1% and 33.8%, respectively. For more information regarding our financial results for the six months ended June 30, 2022, see Amendment No. 1 to Form 6-K containing our unaudited consolidated financial statements for the six months ended June 30, 2022 set forth on Exhibit 99.1 attached thereto, which amendment was furnished with the SEC on September 7, 2022 and is incorporated herein by reference.

Benson Class Action Updates

In August 2022, we and certain subsidiaries of IGT entered into an agreement in principle to settle the Benson v. DoubleDown Interactive LLC, et. al. lawsuit and associated proceedings (collectively, the “Benson Matters”). The terms of the settlement, which will take effect after the final approval by the U.S. Federal District Court for the Western District of Washington, provide that, among other things:

•	a total of $415 million will be paid into a settlement fund of which IGT’s subsidiaries will contribute $269.75 million and we will contribute $145.25 million; and

•	all members of the nationwide settlement class who do not exclude themselves will release all claims relating to the subject matter of the lawsuit.

Subject to the final court approval of the settlement of the Benson v. DoubleDown Interactive LLC, et. al. lawsuit, we and IGT have also resolved all indemnification and other claims between themselves and their respective subsidiaries and affiliates relating to the Benson Matters.

As a result of the settlement, we expect to accrue a $70.25 million expense in the third quarter of 2022 related to the incremental loss associated with the Benson Matters and related claims between IGT and us. As of June 30, 2022, we had already accrued a total of $75 million in expenses related to the Benson Matters.

Corporate Information

Our principal executive offices are located at 13F, Gangnam Finance Center, 152, Teheran-ro Gangnam-gu, Seoul 06236, Republic of Korea. Our main telephone number is +82-2-501-7216. Our agent for service of process in the United States is DoubleDown Interactive, LLC, 605 5th Avenue, Suite 300, Seattle, Washington 98104. Our internet website is https://doubledowninteractive.com. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not a part of, this prospectus. We have included our website address in this prospectus solely for informational purposes.

THE OFFERING

The actual price per ADS of the ADSs representing the Common Shares that the Selling Shareholder will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

Issuer	DoubleDown Interactive Co., Ltd.

Selling Shareholder	STIC Special Situation Diamond Limited, a limited liability entity organized under the laws of Korea, including its transferees, pledgees or donees, or its respective successors. The Selling Shareholder may sell from time to time pursuant to this prospectus up to 10,013,620 ADSs, representing up to 500,681 Common Shares. See “Selling Shareholder.”

ADSs Offered	Up to 10,013,620 ADSs, representing up to 500,681 Common Shares.

ADSs

Each ADS represents 0.05 share of a Common Share. The ADSs may be evidenced by American depositary receipts (ADRs) issued by Citibank, N.A., as depositary. The depositary’s agent, the custodian, is the holder of the Common Shares underlying the ADSs, and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary, and holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Common Shares underlying your ADSs. The depositary will charge you a fee for such an exchange.

We may amend or terminate the deposit agreement for any reason without your consent. If an amendment becomes effective, you will be bound by the deposit agreement, as amended, if you continue to hold your ADSs.

Depositary	Citibank, N.A.

Use of Proceeds	We will not receive any proceeds from the sale or other disposition of the ADSs representing the Common Shares offered by the Selling Shareholder pursuant to this prospectus.

Listing	ADSs representing the Common Shares are listed for trading on the Nasdaq under the symbol “DDI.”

Risk Factors	You should carefully consider all of the information that is contained or incorporated by reference in this prospectus and, in particular, you should evaluate the risks described under “Risk Factors” beginning on page 5 of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the ADSs representing the Common Shares offered by the Selling Shareholder pursuant to this prospectus.

RISK FACTORS

Investing in the securities involves risks. Before investing in any securities offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our annual report on Form 20-F for the year ended December 31, 2021, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement subsequently filed relating to a specific offering or sale. If any of these risks were to occur, our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. When the Selling Shareholder offers and sells any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to that offering in the prospectus supplement.

You should also refer to the other information set forth or incorporated by reference in this prospectus, including our most recent annual report on Form 20-F, or any applicable prospectus supplement, including our consolidated financial statements and related notes. See “Incorporation of Information by Reference” and “Where You Can Find More Information.”

SELLING SHAREHOLDER

The Selling Shareholder may sell from time to time, pursuant to this prospectus, an aggregate of up to 10,013,620 ADSs, representing up to 500,681 Common Shares. On May 26, 2017, we issued an aggregate principal amount of KRW210 billion in convertible bonds to the Selling Shareholder, which bonds had a stated fixed coupon rate of 2.5% per annum and were payable quarterly on the 25th day of February, May, August, and November. On May 25 and June 4, 2020, the Selling Shareholder, as holder of the 2.5% convertible bonds, exercised its right to convert all outstanding bonds into a total of 715,258 Common Shares. In connection with these transactions, we paid the Selling Shareholder the accrued coupon interest of $0.9 million and the unpaid yield-to-maturity interest of $4.5 million was forfeited. On September 2, 2021, the Selling Shareholder sold 52,650 Common Shares in our initial public offering of the Common Shares represented by the ADSs. On October 29, 2021, DoubleU Games, our controlling shareholder, acquired 161,927 Common Shares from the Selling Shareholder at a price of $360.00 per Common Share in a private transaction.

The following table, to our best knowledge, and based in part information provided by or on behalf of the Selling Shareholder, sets forth information with respect to the Selling Shareholder’s beneficial ownership of the Common Shares as of the date of this prospectus. The number of Common Shares owned prior to any offerings made pursuant to this prospectus consists of all of the Common Shares represented by ADSs that the Selling Shareholder may offer hereunder. The percentage of Common Shares beneficially owned prior to any offering made pursuant to this prospectus is based on 2,477,672 Common Shares outstanding as of the date of this prospectus.

The following table also assumes that the Selling Shareholder will sell all of the ADSs representing the Common Shares offered for sale pursuant to this prospectus. The Selling Shareholder may sell all, some or none of the ADSs representing the Common Shares included in this prospectus. See “Plan of Distribution.”

The number of Common Shares beneficially owned by the Selling Shareholder is determined in accordance with the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Common Shares over which the Selling Shareholder has sole or shared voting power or investment power as well as any shares that are exercisable or exercisable within 60 days of the date of this prospectus.

	Common Shares Beneficially Owned Prior to Offering		Common Shares Registered		Common Shares Beneficially Owned After Offering
Name of Selling Shareholder	Number	%	Number	%	Number	%
STIC Special Situation Diamond Limited (1)	500,681	20.2%	500,681	20.2%	0	0%

(1)

Based on information provided in a Schedule 13G/A filed with the SEC on November 1, 2021 by the Selling Shareholder and STIC Investments, Inc., a corporation incorporated under the laws of the Republic of Korea, and represents all of the Common Shares directly held by the Selling Shareholder, a majority owned subsidiary of STIC Investments, Inc. The address for each of the Selling Shareholder and STIC Investments, Inc. is 11F MSA Bldg., 12 Teheran-ro 78-gil, Gangnam-gu, Seoul 06194, Republic of Korea.

DESCRIPTION OF SHARE CAPITAL

General

We are authorized to issue 200,000,000 Common Shares, par value 10,000 Korean Won per Common Share. As of the date of this prospectus, no preferred shares are permitted to be issued under our articles of incorporation.

As of the date of this prospectus, there are 2,477,672 Common Shares issued and outstanding. All of the issued and outstanding Common Shares are fully-paid and non-assessable and are in registered form. We have not issued any equity securities other than the Common Shares including, without limitation, non-voting preferred shares.

Board of directors

Under our articles of incorporation and the Commercial Act of Korea (the “Commercial Act”), any director who has a special interest in a proposal or a resolution is prohibited from voting on such proposal or resolution at a meeting of the board of directors. Unless otherwise provided in the relevant laws or our articles of incorporation, a resolution of the board of directors is required to be adopted in the presence of a majority of the directors in office by the affirmative votes of a majority of the directors present at the meeting.

The compensation for the directors, including severance benefits, is paid within the limitation approved by the annual general meeting of shareholders.

Dividends

If and when our board of directors declares dividends, we will distribute the dividends to our shareholders in proportion to the number of shares owned by each shareholder. The Common Shares represented by the ADSs have the same dividend rights as other outstanding Common Shares. There is no guarantee that our board will declare a dividend at any time and it has no obligation to do so.

We may declare dividends annually at the annual general meeting of shareholders which is held within three months after the end of the fiscal year. If declared, we pay the dividend shortly after the annual general meeting to the shareholders of record as of the end of the preceding fiscal year. In addition to annual dividends, we may declare semi-annual dividends pursuant to the resolution of the board of directors each fiscal year to the eligible shareholders recorded as of the relevant record date of the relevant fiscal year. We may distribute dividend in cash or shares. However, a dividend in shares must be distributed at par value and may not exceed one-half of the annual dividends declared each fiscal year in the aggregate. We have no obligation to pay any dividend unclaimed for five years from the payment date.

Under the Commercial Act, we may pay dividends only to the extent the net assets amount in our balance sheets exceeds the sum of the following: (i) our stated capital, (ii) the total amount of our capital surplus reserve and earned surplus reserve accumulated up to the end of the relevant fiscal year, (iii) the legal reserve to be set aside for the annual dividends, and (iv) unrealized profits determined pursuant to the relevant provisions of the Presidential Decree to the Commercial Act. We may not pay dividends unless we have set aside as earned surplus reserve an amount equal to at least 10% of the cash portion of dividends for the relevant fiscal year or unless we have accumulated earned surplus reserve of not less than one-half of our stated capital. We may not use the legal reserve to pay cash dividends, but we may transfer amounts from the legal reserve to capital stock or use the legal reserve to reduce an accumulated deficit.

Distribution of free shares

In addition to paying dividends in shares out of our retained or current earnings, we may also distribute to our shareholders an amount transferred from our capital surplus or legal reserve to our stated capital in the form of free shares. We must distribute such free shares to all our shareholders in proportion to their existing shareholdings.

Preemptive rights and issuance of additional shares

We may issue authorized but unissued shares at the times and, unless otherwise provided in the Commercial Act, on such terms as our board of directors may determine. We must offer new shares on uniform terms to all shareholders with preemptive rights who are listed on our shareholders’ register as of the relevant record date.

Notwithstanding the foregoing, we may issue new shares to those other than the shareholders by the resolution of the board of directors under the following circumstances:

•

when issuing new shares to increase our capital through a public offering to the extent not exceeding 50% of our total number of issued and outstanding shares pursuant to Article 165-6 of the Financial Investment Services and Capital Markets Act of Korea (“FSCMA”);

•	when preferentially allocating new shares to members of the Employees Share Ownership Association to the extent not exceeding 20% of our total number of issued and outstanding shares;

•	when issuing new shares as a result of the exercise of stock options pursuant to Article 340 of the Commercial Act;

•

when issuing new shares for the purpose of the foreign investment made under the Foreign Investment Promotion Act of Korea (as deemed necessary for the management purposes) to the extend not exceeding 20% of our total number of issued and outstanding shares;

•

when issuing new shares to the extent not exceeding 20% of our total number of issued and outstanding shares to a new technology venture capitalist and new technology venture investment association pursuant to the Specialized Credit Finance Business Act of Korea and to an investment company for the establishment of small and medium enterprise and a small and medium enterprise establishment investment association pursuant to the Support for Small and Medium Enterprise Establishment Act of Korea;

•

when allocating new shares to another company to the extent not exceeding 20% of our total number of issued and outstanding shares for a strategic partnership, such as through the introduction of high technology, business diversification, overseas expansion, and fundraising;

•

when necessary to achieve our business objectives, such as an introduction of new technology, improvement of financial structure, new market development, and strategic partnership pursuant to a proviso of Article 418(2) of the Commercial Act to the extent not exceeding 50% of our total number of issued and outstanding shares;

•

when issuing new shares to financial institutions or institutional investors, domestic and/or international, to the extent not exceeding 20% of our total number of issued and outstanding shares for managerial purposes including, without limitation, raising emergency funds; or

•	when offering new shares to the public or having an underwriter subscribe for shares in such public offering in order to have our shares listed on a stock exchange.

Under our articles of incorporation, we may issue convertible bonds up to an aggregate principal amount not exceeding 300 billion Korean Won to persons other than the existing shareholders pursuant to a resolution of the board of directors. Notwithstanding the foregoing, our issuance of convertible bonds to persons other than existing shareholders is limited to the following events:

•	the issuance of convertible bonds through a general public offering;

•	the issuance of convertible bonds to financial institutions or institutional investors, domestic or international, for the purpose of raising emergency funds; or

•

the issuance of convertible bonds to another party for the introduction of technology, research and development, production and sales, and capital alliances which are important in our business operations.

Under our articles of incorporation, we may issue bonds with warrants up to an aggregate principal amount not exceeding 200 billion Korean Won to persons other than the existing shareholders pursuant to a resolution of the board of directors. Notwithstanding the foregoing, our issuance of the bonds with warrants to persons other than existing shareholders is limited to the following events:

•	the issuance of bonds with warrants through a general public offering;

•	the issuance of bonds with warrants to financial institutions or institutional investors, domestic or international, for the purpose of raising emergency funds; or

•

the issuance of bonds with warrants to another party for the introduction of technology, research and development, production and sales, and capital alliances which are important in our business operations.

General meeting of shareholders

We generally hold the annual general meeting of shareholders within three months after the end of each fiscal year. Subject to the resolution of the board of directors or court approval, we may hold an extraordinary general meeting of shareholders:

•	as necessary;

•	at the request of holders of an aggregate of three percent or more of our outstanding Common Shares; or

•	at the request of our audit committee.

We must give our shareholders a written notice setting out the date, place, and agenda of the meeting at least two weeks prior to the general meeting of shareholders. The agenda of the general meeting of shareholders is determined at the meeting of the board of directors. In addition, a shareholder holding an aggregate of three percent or more of the outstanding shares may propose an agenda for the general meeting of shareholders. Such proposal should be made in writing at least six weeks prior to the meeting. The board of directors may decline such proposal if it is in violation of the relevant law and regulations or our articles of incorporation. Shareholders not on the shareholders’ register as of the record date are not entitled to receive notice of the general meeting of shareholders or attend or vote at the meeting.

Our general meetings of shareholders are held in the place where our head office is located and may also be held in any other place adjacent to it, whenever circumstances require.

Voting rights

Our shareholders are entitled to one vote for each share. However, shares held by us (i.e., treasury shares) or by any corporate entity in which we directly or indirectly hold equity interests greater than 10% of the total equity interests do not have voting rights. Unless our articles of incorporation explicitly state otherwise, the Commercial Act permits cumulative voting pursuant to which each Common Share entitles the shareholder thereof to multiple voting rights equal to the number of directors to be elected at such time. A shareholder may exercise all voting rights with respect to his or her shares cumulatively to elect one director. However, our articles of incorporation prohibit cumulative voting.

Our shareholders may adopt resolutions at a general meeting of shareholders, where a quorum is present, by an affirmative majority vote of the voting shares present or represented at the meeting. However, under the Commercial Act and our articles of incorporation, the following matters, among others, require a special resolution and approval by the shareholders of at least two-thirds of the voting shares present or represented at a meeting, where the affirmative votes also represent at least one-third of our total voting shares then issued and outstanding:

•	amending our articles of incorporation;

•	removing a director;

•	effecting any dissolution, merger, or consolidation of us;

•	transferring the whole or any significant part of our business;

•	acquisition of all or a part of the business of any other company that may have a material impact on our business; or

•	issuing any new shares at a price lower than their par value.

Our shareholders may exercise their voting rights by proxy. Under our articles of incorporation, the person exercising the proxy does not have to be a shareholder. A person with a proxy must present a document evidencing its power of attorney in order to exercise voting rights.

Holders of ADSs will exercise their voting rights through the ADS depository. Subject to the provisions of the deposit agreement, the holders of ADSs will be entitled to instruct the depository how to vote the Common Shares underlying their ADSs.

Rights of dissenting shareholders

In some limited circumstances, including the transfer of all or any significant part of our business and our merger or consolidation with another company, dissenting shareholders have the right to require us to purchase their shares. In order for a dissenting shareholder to be entitled to such right, the Common Shares must have been acquired before the relevant resolution of the board of directors was disclosed to the public or the legal action resulting in the acquisition of the shares must have been taken no later than the date immediately following the date on which the resolution was disclosed. To exercise this right, the dissenting shareholders must submit to us a written notice of their intention to dissent before the applicable general meeting of shareholders. Within 20 days after the relevant resolution is passed, the dissenting shareholders must request us in writing to purchase their shares. We are obligated to purchase the shares of the dissenting shareholders within two months of the expiration of the applicable exercise period. The purchase price for the shares is required to be determined through negotiations between the dissenting shareholders and us. If an agreement is not attained within 30 days of the expiration of the applicable exercise period, we or the dissenting shareholder requesting the purchase of shares may request the court to determine the purchase price.

Holders of ADSs will not be able to exercise dissenter’s rights unless they withdraw the underlying Common Shares and become our direct shareholders.

Register of shareholders and record dates

Our transfer agent, Korea Securities Depository, maintains the registry of our shareholders at its office in Seoul, Korea. It records and registers transfers of our shares on the registry of shareholders.

The record date for annual dividends is December 31 of the applicable fiscal year. For the purpose of determining shareholders entitled to annual dividends, the registry of shareholders is closed for the period from January 1 to January 31 of the following fiscal year. Further, for the purpose of determining shareholders entitled to any other rights pertaining to the shares, we may, on at least two weeks’ public notice, set a record date and/or close the registry of shareholders for not more than three months. The trading of shares may continue while the registry of shareholders is closed.

Annual report

At least one week before the annual general meeting of shareholders, we must make our annual report and audited financial statements available for inspection at our principal office and at all of our branch offices. In addition, copies of annual reports, the audited financial statements and any resolution adopted at the general meeting of shareholders will be available to our shareholders.

Transfer of shares

Under the Commercial Act, the transfer of shares is effected by the delivery of share certificates. Our shares are registered electronically pursuant to such Act and we have not issued definitive share certificates. Under the Act on Electronic Registration of Stocks, Bonds, Etc. of Korea, the transfer of shares is effected by electronic registration of such transfer. However, to assert shareholders’ rights against us, the transferee must have his name and address registered on our register of shareholders. For this purpose, a shareholder is required to file his name, address and seal with our transfer agent. A non-Korean shareholder may file a specimen signature in place of a seal, unless he is a citizen of a country with a sealing system similar to that of Korea. In addition, a non-resident shareholder must appoint an agent authorized to receive notices on his behalf in Korea and file a mailing address in Korea.

The above requirements do not apply to the holders of ADSs.

Under current Korean regulations, the Korea Securities Depository, foreign exchange banks (including domestic branches of foreign banks), financial investment companies with a brokerage, dealing, or collective investment license, and internationally recognized custodians may act as agents and provide related services for foreign shareholders. Certain foreign exchange controls and securities regulations apply to the transfer of shares by non-residents or non-Koreans.

Acquisition of shares

Under the Commercial Act, we may acquire our own shares through (i) purchases on a stock exchange or (ii) purchase of the shares in proportion to the number of shares held by each shareholder on equal terms and conditions, by a resolution of the shareholders at a general meeting of shareholders. The aggregate amount of the acquisition price shall not exceed the excess of our net assets, on a non-consolidated basis, over the sum of (w) our stated capital, (x) the total amount of our capital surplus reserve and earned surplus reserve which have accumulated up to the end of the previous fiscal year, (y) our earned surplus required to be accumulated for the then current fiscal year, and (z) our net assets stated in the balance sheet as being increased as a result of the evaluation of the assets and liabilities in accordance with our accounting principles without being set off against any unrealized losses.

In addition, under the Commercial Act, we may not acquire our own shares if our net assets may fall short of the aggregate amount of the items (w) to (z) above, on a non-consolidated basis, as of the conclusion of the relevant business year of us. In general, our subsidiaries (of whose shares more than 50% are owned by us) may not acquire our shares.

Liquidation rights

In the event of our liquidation, after payment of all debts, liquidation expenses, and taxes, our remaining assets will be distributed among shareholders in proportion to their shareholdings.

Other provisions

Under our articles of incorporation, there exists no provision (i) which may delay or prevent a change in control of us (that is triggered only in the event of a merger, acquisition, or corporate restructuring), (ii) which requires disclosure of ownership above a certain threshold, or (iii) that governs the change in capital that is more stringent than required by the applicable laws in Korea.

Further, under our articles of incorporation, we are required to register the rights to be recorded on share certificates and preemptive right certificates with the electronic registration ledger of the electronic registration authority, in lieu of issuing share certificates and preemptive right certificates.

Transfer agent and registrar

The transfer agent and registrar for the Common Shares is Korea Securities Depository having its registered office at BIFC, 40, Munhyeongeumyung-ro, Nam-gu, Busan 48400, Korea.

Stock exchange listing

ADSs representing the Common Shares are listed for trading on the Nasdaq under the symbol “DDI.”

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

Citibank, N.A. has agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Korea Securities Depository, located at 34-6 Yoido-Dong, Yeongdeungpo-Ga, Seoul 150-948, Korea..

We have appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-239022 when retrieving such copy.

We are providing you with a summary description of the material terms of the ADSs and of your material rights as an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs are determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information” for directions on how to obtain copies of those documents.

Twenty ADSs represent the right to receive, and to exercise the beneficial ownership interests in, one Common Share that is on deposit with the depositary bank and/or custodian. ADSs also represent the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADSs, but that have not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADS owners. The custodian, the depositary bank, and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian, or their nominees. Beneficial ownership in the deposited property will, under the terms of the deposit agreement, be vested in the beneficial owners of the ADSs. The depositary bank, the custodian, and their respective nominees are the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs. A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs are able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADS owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement.

If you become an owner of ADSs, you will become a party to the deposit agreement and therefore will be bound to its terms and to the terms of any ADR that represents your ADSs. The deposit agreement and the ADR specify our rights and obligations as well as your rights and obligations as owner of ADSs and those of the depositary bank. As an ADS holder, you appoint the depositary bank to act on your behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of Common Shares will continue to be governed by the laws of Korea, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require you to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. You are solely responsible for complying with such reporting requirements and obtaining such approvals. None of the depositary bank, the custodian, us, nor any of their or our respective agents or affiliates shall be required to take any actions whatsoever on your behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

As an owner of ADSs, we will not treat you as one of our shareholders and you will not have direct shareholder rights. The depositary bank will hold on your behalf the shareholder rights attached to the Common Shares underlying your ADSs. As an owner of ADSs you will be able to exercise the shareholder rights for the Common Shares represented by your ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement you will, as an ADS owner, need to arrange for the cancellation of your ADSs and become a direct shareholder.

The manner in which you own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect your rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to you. As an owner of ADSs, you may hold your ADSs either by means of an ADR registered in your name, through a brokerage or safekeeping account, or through an account established by the depositary bank in your name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If you decide to hold your ADSs through your brokerage or safekeeping account, you must rely on the procedures of your broker or bank to assert your rights as ADS owner. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit your ability to exercise your rights as an owner of ADSs. Please consult with your broker or bank if you have any questions concerning these limitations and procedures. All ADSs held through DTC are registered in the name of a nominee of DTC. This summary description assumes you have opted to own the ADSs directly by means of an ADS registered in your name and, as such, we will refer to you as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the Common Shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable Common Shares with the beneficial ownership rights and interests in such Common Shares being at all times vested with the beneficial owners of the ADSs representing the Common Shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes, and expenses.

Distributions of cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of Korea.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest-bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of shares

Whenever we make a free distribution of Common Shares for the securities on deposit with the custodian, we will deposit the applicable number of Common Shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the Common Shares deposited or modify the ADS-to-Common Share ratio, in which case each ADS you hold will represent rights and interests in the additional Common Shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be aggregated and sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-Common Share ratio upon a distribution of Common Shares will be made net of the applicable fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new Common Shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the Common Shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of rights

Whenever we intend to distribute rights to subscribe for additional Common Shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders.

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes, and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new Common Shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you;

•	We fail to deliver satisfactory documents to the depositary bank;

•	It is not reasonably practicable to distribute the rights; or

•	Any rights made available are not exercised and appear to be about to lapse.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive the proposed distribution either in cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in Korea would receive upon failing to make an election, as more fully described in the deposit agreement.

Other distributions

Whenever we intend to distribute property other than cash, Common Shares, or rights to subscribe for additional Common Shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of the applicable fees, expenses, taxes, and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes, and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as may be determined by the depositary bank.

Changes affecting Common Shares

The Common Shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation, or any other reclassification of such Common Shares or a recapitalization, reorganization, merger, consolidation, or sale of assets affecting the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the Common Shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs, and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs, and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property at public or private sale and distribute the net proceeds to you as in the case of a cash distribution net of fees and charges of, and expenses incurred by the depositary.

Issuance of ADSs upon deposit of Common Shares

The Common Shares that are being offered for sale pursuant to the prospectus will be deposited by us and by the selling shareholder with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the sale, the depositary bank may create ADSs on your behalf if you or your broker deposit Common Shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the Common Shares to the custodian. Your ability to deposit Common Shares and receive ADSs may be limited by U.S. and Korean legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the Common Shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of Common Shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The Common Shares are duly authorized, validly issued, fully paid, non-assessable, and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such Common Shares have been validly waived or exercised.

•	You are duly authorized to deposit the Common Shares.

•

The Common Shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The Common Shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, combination and split-up of ADRs

As an ADR holder, you will be entitled to transfer, combine, or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes, and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges, and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Common Shares upon cancellation of ADSs

As a holder, you will be entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying Common Shares at the custodian’s offices. Your ability to withdraw the Common Shares held in respect of the ADSs may be limited by U.S. and Korean legal considerations applicable at the time of withdrawal. In order to withdraw the Common Shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the Common Shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once canceled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the Common Shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•

Temporary delays that may arise because (i) the transfer books for the Common Shares or ADSs are closed, or (ii) Common Shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes, and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the Common Shares represented by your ADSs. The voting rights of holders of Common Shares are described in “Description of securities—Voting rights.”

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with such voting instructions.

Securities for which no voting instructions have been received shall be deemed to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the Common Shares represented by such holders’ ADSs; provided, however, that no such discretionary proxy shall be given with respect to any matter to be voted upon as to which we inform the depositary that (i) we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) the rights of holders of Common Shares may be adversely affected, and except as otherwise contemplated in the deposit agreement. Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement:

Service	Fees

•  Issuance of ADSs (e.g., an issuance of ADSs upon a deposit of Common Shares, upon a change in the ADS-to-Common Share ratio, or for any other reason), excluding ADS issuances as a result of distributions of Common Shares)

Up to $0.05 per ADS issued

• Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited shares, upon a change in the ADS-to-Common Share ratio, or for any other reason)	Up to $0.05 per ADS cancelled

• Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)	Up to $0.05 per ADS held

• Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) an exercise of rights to purchase additional ADSs	Up to $0.05 per ADS held

• Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., a spin-off shares)	Up to $0.05 per ADS held

• ADS Services	Up to $0.05 per ADS held on the applicable record date(s) established by the depositary bank

• Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)	Up to $0.05 per ADS (or fraction thereof) transferred

Service	Fees

•  Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa).

Up to $0.05 per ADS (or fraction thereof) converted

As an ADS holder you will also be responsible to pay certain charges such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•

the registration fees as may from time to time be in effect for the registration of Common Shares on the share register and applicable to transfers of Common Shares to or from the name of the custodian, the depositary bank, or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex, and facsimile transmission and delivery expenses;

•

the fees, expenses, spreads, taxes, and other charges of the depositary bank and/or service providers (which may be a division, branch, or affiliate of the depositary bank) in the conversion of foreign currency;

•

the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to Common Shares, ADSs, and ADRs; and

•	the fees, charges, costs, and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC, and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendments and termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the Common Shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

Termination

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest-bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes, and expenses).

In connection with any termination of the deposit agreement, the depositary bank may make available to owners of ADSs a means to withdraw the Common Shares represented by ADSs and to direct the depositary of such Common Shares into an unsponsored American depositary share program established by the depositary bank. The ability to receive unsponsored American depositary shares upon termination of the deposit agreement would be subject to satisfaction of certain U.S. regulatory requirements applicable to the creation of unsponsored American depositary shares and the payment of applicable depositary fees.

Books of depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in the City of New York facilities to record and process the issuance, cancellation, combination, split-up, and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on obligations and liabilities

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•

The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•

The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in Common Shares, for the validity or worth of the Common Shares, for any tax consequences that result from the ownership of ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices, or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•

We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future, of any law or regulation, or by reason of any provision, present or future, of our articles of incorporation, or any provision of or governing the securities on deposit, or by reason of any act of God or war, or other circumstances beyond our control.

•

We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our articles of incorporation or in any provisions of or governing the securities on deposit.

•

We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•

We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right, or other benefit that is made available to holders of Common Shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank, and you as ADS holder.

•

Nothing in the deposit agreement precludes Citibank, N.A. (or its affiliates) from engaging in transactions in which parties adverse to us or the holders and beneficial owners of ADSs have interests, and nothing in the deposit agreement obligates Citibank, N.A. to disclose those transactions, or any information obtained in the course of those transactions, to us or to the holders of beneficial owners of ADSs, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the Common Shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the Common Shares, and such limitations would most likely not apply to ADS holders who withdraw the Common Shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the Common Shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You are responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank, and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split, and combine ADRs, or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank, and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign currency conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing law; waiver of jury trial

The deposit agreement, the ADRs, and the ADSs are governed by and interpreted in accordance with the laws of the State of New York. The rights of holders of Common Shares (including Common Shares represented by ADSs) are governed by the laws of the Korea.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary bank arising out of or relating to the Common Shares, the ADSs, or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary bank opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary bank’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

PLAN OF DISTRIBUTION

We are registering the Common Shares to permit the sale of ADSs representing such Common Shares by the Selling Shareholder, from time to time, after the date of this prospectus in the United States. We will not receive any proceeds from the sale of the ADSs representing the Common Shares by the Selling Shareholder.

The Selling Shareholder may sell ADSs representing all or a portion of the Common Shares beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The Selling Shareholder may use any one or more of the following methods when selling the ADSs:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of such securities at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholder also may resell all or a portion of the ADSs in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the Selling Shareholder may arrange for other broker-dealers to participate in sales. If the Selling Shareholder effects such transactions by selling ADSs to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the ADSs for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with Rule 2121 of the Financial Industry Regulatory Authority, Inc., or FINRA; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with sales of the ADSs or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the

ADSs in the course of hedging in positions they assume. The Selling Shareholder may also sell ADSs short and if such short sale shall take place after the date that this registration statement is declared effective by the SEC, the Selling Shareholder may deliver ADSs covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The Selling Shareholder may also loan or pledge ADSs to broker-dealers that in turn may sell such securities, to the extent permitted by applicable law. The Selling Shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the ADSs offered by this prospectus, which such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the Selling Shareholder has been advised that it may not use securities registered on this registration statement to cover short sales of ADSs made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The Selling Shareholder may, from time to time, pledge or grant a security interest in some or all of the ADSs and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, amending, if necessary, the list of selling shareholder to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The Selling Shareholder also may transfer and donate the ADSs in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer or agents participating in the distribution of the ADSs may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any Selling Shareholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The Selling Shareholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the ADSs. Upon our being notified in writing by the Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of ADSs through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such ADSs were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In compliance with the guidelines of FINRA, the maximum discount or commission to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the Common Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the Selling Shareholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the ADSs to engage in market-making activities with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

The Selling Shareholder will pay all fees and expenses in connection with the offer and sale of the ADSs representing the Common Shares pursuant to this prospectus, including all legal and accounting fees.

ENFORCEMENT OF CIVIL LIABILITIES

We are a corporation organized under Korean law. Three out of our seven directors reside in Korea and some of our assets and the assets of such persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons or us or to enforce against them or us judgments obtained in U.S. courts, whether or not predicated upon the civil liability provisions of the federal securities laws of the United States or of the securities laws of any state of the United States. There is doubt as to the enforceability in Korea, either in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely on the federal securities laws of the United States or the securities laws of any state of the United States.

EXPENSES

The following is an estimate, subject to future contingencies, of the expenses that may be incurred in connection with the issuance and distribution of the securities being registered. All amounts listed in the table below are estimates except the SEC registration fee. The Selling Shareholder will pay all fees and expenses in connection with the offer and sale of the ADSs representing the Common Shares pursuant to this prospectus, including all legal and accounting fees.

Expense	Estimated Amount
SEC registration fee	$9,324.40
Printing expenses	15,000.00
Legal fees and expenses	140,000.00
Accounting fees and expenses	30,000.00
Miscellaneous costs	25,000.00

Total	$219,324.40

LEGAL MATTERS

We are represented by Greenberg Traurig, LLP, Los Angeles, California, with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Common Shares represented by the ADSs offered pursuant to this prospectus will be passed upon for us by Kim & Chang, Seoul, Korea. Additional legal matters may be passed upon for us, any underwriter and the Selling Shareholder by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of DoubleDown Interactive Co., Ltd. as of December 31, 2021 and 2020, and for each of the three years in the period ended December 31, 2021, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are incorporated by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and disclosure furnished under cover of Form 6-K. The SEC maintains a website (www.sec.gov) that contains reports and other information regarding issuers, such as us, that file electronically with the SEC. You may read and copy any materials filed with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. We also maintain a website at https://doubledowninteractive.com, from which you can access such reports and other information free of charge as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or accessible through, our website is not a part of this prospectus. Our website content is made available for informational purposes only and should not be relied upon for investment purposes.

As a foreign private issuer, we are exempt under the Exchange Act from rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

This prospectus is part of a registration statement that we filed with the SEC and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

DoubleDown Interactive Co., Ltd.

4,347,827 American Depositary Shares

Representing 217,391.35 Common Shares

PROSPECTUS SUPPLEMENT

Roth Capital Partners

Texas Capital Securities